Exhibit 99
FOR IMMEDIATE RELEASE Contacts: Ewen Cameron, President & CEO ecameron@teltronics.com 941.753.5000
IDEAS THAT COMMUNICATE 941-753-5000 941-751-7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

Teltronics Announces First Quarter Results

SARASOTA, Florida, May 14, 2007 – Teltronics, Inc. (OTCBB: TELT) today announced its financial results for the three months ended March 31, 2007.

Sales for the three months ended March 31, 2007 were $9.6 million as compared to $10.3 million reported for the same period in 2006.  Gross profit margin for the three months ended March 31, 2007 decreased to 36.6% from 38.0% reported for the same period in 2006.  Operating expenses for the three months ended March 31, 2007 were $4.1 million as compared to $4.2 million reported for the same period in 2006.  The net loss for the three months ended March 31, 2007 was $1.0 million as compared to a net loss of $560,000 reported for the same period in 2006.  The net loss available to common shareholders for the three months ended March 31, 2007 was $1.2 million as compared to $723,000 reported for the same period in 2006.  Our diluted net loss per share for the three months ended March 31, 2007 was $0.14 as compared to a diluted net loss per share of $0.08 reported for the same period in 2006.

“We are disappointed in the first quarter loss,” said Ewen Cameron, Teltronics’ President and CEO.  “We had a short fall of sales in March due to timing issues with some expected orders.  We should see an increase in profit due to in-house orders received in the second quarter, and anticipated orders for the remainder of the year.”

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About Teltronics:

Teltronics, Inc. is a leading global provider of communications solutions and services that help businesses excel. The Company manufactures telephone switching systems and software for small-to-large size businesses and government facilities. Teltronics’ Enhanced 911 solutions provide lifesaving information to public safety communications centers. Teltronics offers a full suite of Contact Center solutions - software, services and support – to help their clients satisfy customer interactions.  Teltronics also provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their voice and data networks. The Company serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found on their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import.  Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements.  These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results.  Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, payment of the consideration under our acquisition agreements, successful integration of acquisitions and the failure to realize the expected benefits of such acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses ,the ability to make payments under our outstanding indebtedness, the ability to pay dividends on our preferred stock, risks relating to foreign currency translations, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

- See Tables Below -

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands, except shares and per share amounts

ASSETS

	March 31,	December 31,
	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$112	$794
Accounts receivable, net of allowance for doubtful accounts	6,931	8,512
Inventories, net	5,470	5,227
Other current assets	397	543
Total current assets	12,910	15,076

Property and equipment, net	729	809
Other assets	818	807

Total assets	$14,457	$16,692

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Line of credit	$4,181	$5,394
Current portion of long-term debt and capital lease obligations	821	834
Accounts payable	4,606	4,040
Other current liabilities	3,714	4,010
Total current liabilities	13,322	14,278
Long-term liabilities:
Deferred dividends	1,600	1,500
Long-term debt and capital lease obligations, net of current portion	2,181	2,366
Total long-term liabilities	3,781	3,866
Commitments and contingencies
Shareholders' deficiency:
Capital stock	9	9
Additional paid-in capital	24,711	24,707
Accumulated deficit and other comprehensive loss	(27,366)	(26,168)
Total shareholders' deficiency	(2,646)	(1,452)

Total liabilities and shareholders' deficiency	$14,457	$16,692

TELTRONICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands, except shares and per share amounts

	Three Months Ended March 31,
	2007	2006

Net sales
Product sales and installation	$6,657	$6,910
Maintenance and service	2,918	3,381
	9,575	10,291
Cost of goods sold	6,071	6,383
Gross profit	3,504	3,908
Operating expenses:
General and administrative	1,390	1,280
Sales and marketing	1,540	1,676
Research and development	1,140	1,083
Depreciation	64	119
	4,134	4,158

Loss from operations	(630)	(250)

Other income (expense):
Interest	(351)	(318)
Other	(47)	25
	(398)	(293)
Loss before income taxes	(1,028)	(543)
Income taxes	6	17
Net loss	$(1,034)	$(560)
Dividends on Preferred Series B and C Convertible stock	163	163
Net loss available to common shareholders	$(1,197)	$(723)

Net loss per share:
Basic and Diluted	$(0.14)	$(0.08)

Weighted average shares outstanding:
Basic and Diluted	8,644,161	8,636,539